Exhibit 4.1

1-Nameoftheapplicantcorporation(s) FieldTripHealthLtd. Corporationnumber 1238483-3 5-Nameoftheotherbodiescorporateinvolved,ifapplicable FieldTripHealth&WellnessLtd. Corporationnumberorjurisdiction 1399349-3 2-Nameofthecorporation(s)thearticlesofwhichareamended,ifapplicable FieldTripHealthLtd. Corporationnumber 1238483-3 3-Nameofthecorporation(s)createdbyamalgamation,ifapplicable N/A Corporationnumber 4-Nameofthedissolvedcorporation(s),ifapplicable N/A Corporationnumber 6-Inaccordancewiththeorderapprovingthearrangement,theplanofarrangementattachedhereto,involvingtheabovenamed body(ies) corporate,isherebyeffected. Iftheamendmentincludesanamechange,indicatethechangebelow: ChangeofnameofFieldTripHealthLtd.toReunionNeuroscienceInc. a.thearticlesofthecorporation(s)indicatedinitem2,areamended. ✔ b.thefollowingbodiescorporateand/orcorporationsareamalgamated(forCBCAcorporationsincludethecorporationnumber): c.thecorporation(s)indicatedinitem4is(are)liquidatedanddissolved: N/A Inaccordancewiththeplanofarrangement, N/A Printname: JosephdelMoral Signature: Note: Misrepresentationconstitutesanoffenceand,onsummaryconviction,apersonisliabletoafinenotexceeding$5,000ortoim prisonmentfora termnotexceedingsixmonthsortoboth(subsection250(1)oftheCBCA). 7-IherebycertifythatIamadirectororanauthorizedofficerofoneoftheapplicantcorporations. ISED-ISDE3189E(2020/01) CanadaBusinessCorporationsAct (CBCA) FORM14.1 ARTICLESOFARRANGEMENT (Section192) Page1of2

CourtFileNo.CV-22-00681073-00CL ONTARIO SUPERIORCOURTOFJUSTICE (COMMERCIALLIST) THEHONOURABLE JUSTICEOSBORNE ) ) ) WEDNESDAY,THE29 th  DAYOFJUNE,2022 INTHEMATTEROF anapplicationundersection192ofthe CanadaBusinessCorporations Act ,R.S.C.1985,c.C-44,asamended; ANDINTHEMATTEROF Rule14.05(2)ofthe RulesofCivilProcedure ANDINTHEMATTEROF aproposedarrangementofFieldTripHealthLtd. FIELDTRIPHEALTHLTD. Applicant FINALORDER THISAPPLICATION madebyFieldTripHealthLtd.(" FieldTrip ")pursuantto section192ofthe CanadaBusinessCorporationsAct ,R.S.C.1985,c.C-44,asamended,(the “ CBCA ")washeardthisdaybyvideoconferenceduetotheCOVID-19pandemic. ONREADING theNoticeofApplicationissuedonMay12,2022,theaffidavitof JosephdelMoralsworn  May16,2022,thesupplementaryaffidavitofJosephdelMoralsworn June27,2022,togetherwiththeexhibitsthereto,andtheInterimOrderoftheHonourableJustice GilmoredatedMay18,2022, Electronicallyissued/Délivréparvoieélectronique:29-Jun-2022 TorontoSuperiorCourtofJustice/Coursupérieuredejustice CourtFileNo./N°dudossierdugreffe: CV-22-00681073-00CL

A-2 ONHEARING thesubmissionsofcounselforFieldTrip,onbeingadvisedthatthe DirectorappointedundertheCBCAdoesnotconsideritnecessarytoappearonthisapplication, andno-oneappearingforanyotherperson,includinganyshareholderofFieldTrip, ONHAVING beenadvisedthatthatitistheintentionofFieldTripandFieldTrip Health&WellnessLtd.(" SpinCo ")torelyuponsection3(a)(10)ofthe UnitedStatesSecurities Actof1933 ,asamended(the" 1933Act ")asabasisforanexemption(the" Section3(a)(10) Exemption ")fromtheregistrationrequirementsofthe1933Actwithrespecttotheissuance and/orexchangeofsecuritiespursuanttotheArrangementandonthebasissetforthinthePlan ofArrangement,andfurther,thatthisorderwillserveasabasisofsuchclaimtotheSection 3(a)(10)Exemption,and  ANDONHAVINGDETERMINED thattheArrangement,asdescribedinthePlanof ArrangementattachedasSchedule“A”tothisorder,isanarrangementforthepurposesof section192oftheCBCAandisfairandreasonable,substantivelyandprocedurally,in accordancewiththerequirementsofthatsection, 1. THISCOURTORDERS thattheArrangement,asdescribedinthePlanofArrangement attachedasSchedule“A”tothisorder,shallbeandisherebyapproved. 2. THISCOURTORDERS thattheApplicantshallbeentitledtoseekleavetovarythis orderuponsuchtermsupongivingsuchnoticeasthiscourtmaydirect,toseektheadviceand directionsofthiscourtastotheimplementationofthisorder,andtoapplyforsuchfurtherorder orordersasmaybeappropriate. Electronicallyissued/Délivréparvoieélectronique:29-Jun-2022 TorontoSuperiorCourtofJustice/Coursupérieuredejustice CourtFileNo./N°dudossierdugreffe: CV-22-00681073-00CL 2022.06.2 9 10:56:43 -04’00’

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

SCHEDULE A

PLAN OF ARRANGEMENT

UNDER SECTION 192 OF THE

CANADA BUSINESS CORPORATIONS ACT

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1	Definitions.

In this plan of arrangement, unless there is something in the subject matter or context inconsistent therewith, the following capitalized words and terms shall have the following meanings:

(a)	“Arrangement” means the arrangement pursuant to Section 192 of the CBCA in accordance with the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with Section 6.1 of the Arrangement Agreement or this Plan of Arrangement, or made at the direction of the Court either in the Interim Order or Final Order with the written consent of Field Trip and SpinCo;

(b)	“Arrangement Agreement” means the arrangement agreement dated as of April 28, 2022 between Field Trip and SpinCo, as may be supplemented or amended from time to time;

(c)	“Arrangement Resolution” means the special resolution of the Field Trip Shareholders approving the Arrangement, substantially in the form attached as Schedule “A” hereto, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement or at the direction of the Court in the Interim Order with the consent of Field Trip;

(d)	“Articles” means, in respect of a person, its articles of incorporation, amalgamation, or continuation, as applicable, together with all amendments thereto;

(e)	“Business Day” means a day which is not a Saturday, Sunday or statutory holiday in the City of Toronto, Ontario;

(f)	“CBCA” means the Canada Business Corporations Act, R.S.C. , 1985, c. C-44, as amended;

(g)	“Court” means the Ontario Superior Court of Justice (Commercial List);

(h)	“Depositary” means Computershare Trust Company of Canada, or such other depositary as Field Trip may determine;

(i)	“Dissent Procedures” means the rules pertaining to the exercise of Dissent Rights as set forth in Section 190 of the CBCA, and Article 5 of this Plan of Arrangement;

(j)	“Dissent Rights” means the rights of dissent granted in favour of registered holders of Field Trip Shares in accordance with Article 5 of this Plan of Arrangement;

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

(k)	“Dissenting Share” means a Field Trip Share in respect of which Dissent Rights are validly exercised by a registered Field Trip Shareholder;

(1)	“Dissenting Shareholder” means a registered Field Trip Shareholder who has validly exercised its Dissent Rights and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights in respect of the Arrangement Resolution in strict compliance with the Dissent Procedures and whose Dissent Rights remain valid immediately prior to the Effective Time, but only in respect of the Dissenting Shares held by such registered Field Trip Shareholder;

(m)	“Effective Date” means the date on which the Arrangement becomes effective, as agreed upon by Field Trip and SpinCo in accordance with the Final Order;

(n)	“Effective Time” means 3:01 a.m. (Toronto time) on the Effective Date or such other time on the Effective Date as agreed to in writing by Field Trip and SpinCo;

(o)	“Encumbrance” means any lien, charge, claim, adverse interest, security interest, third party right or encumbrance of any kind or nature;

(p)	”Field Trip” means Field Trip Health Ltd., a corporation existing under the CBCA;

(q)	“Field Trip Amended Equity Incentive Plan” means the existing amended and restated equity incentive plan of Field Trip, as may be updated or amended from time to time;

(r)	“Field Trip Board” means the board of directors of Field Trip;

(s)	“Field Trip Class A Shares” means the Field Trip Shares, as constituted upon being renamed and redesignated as “Class A common shares without par value” pursuant to Section 3.1(b) of this Plan of Arrangement;

(t)	“Field Trip Clinics Business” means Field Trip’s business of operating health centres for ketamine-enhanced psychotherapy, psychedelic-enhanced psychotherapy and psychedelic-integration psychotherapy, together with certain digital assets and intellectual property owned by Field Trip and its subsidiaries which are necessary to conduct the Field Trip Clinics Business as currently operated and for greater certainty, includes Field Trip’s Jamaica plant-based research division;

(u)	“Field Trip Meeting” means the special meeting of the Field Trip Shareholders (including, any adjournments or postponements thereof) to be held to consider and, if deemed advisable, approve the Arrangement and such further or other business as may properly come before the Field Trip Meeting;

(v)	“Field Trip Optionholders” means the holders of Field Trip Options;

(w)	“Field Trip Options” means options to acquire Field Trip Shares granted pursuant to the Field Trip Amended Equity Incentive Plan which are outstanding immediately prior to the Effective Time;

(x)	“Field Trip Reorganization” means the transfer of the Field Trip Clinics Business to SpinCo, to be effected in connection with the Arrangement (and prior to the Effective Date);

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

(y)	“Field Trip Shareholder” means a registered or beneficial holder of Field Trip Shares or Field Trip Class A Shares, as the context requires;

(z)	“Field Trip Shares” means the common shares without par value in the capital of Field Trip;

(aa)	“Field Trip Warrantholders” means the holders of Field Trip Warrants;

(bb)	“Field Trip Warrants” means the share purchase warrants of Field Trip exercisable to acquire Field Trip Shares which are outstanding immediately prior to the Effective Time;

(cc)	“Final Order” means the final order of the Court approving the Arrangement, as such order may be amended by the Court at any time prior to the Effective Date;

(dd)	“Information Circular” means the management information circular of Field Trip, including all exhibits, appendices, and schedules thereto, to be sent to the Field Trip Shareholders in connection with the Field Trip Meeting, together with any amendments or supplements thereto;

(ee)	“Interim Order” means the interim order of the Court providing advice and directions in connection with the Field Trip Meeting and the Arrangement;

(ff)	“In-the-Money Amount”, in respect of an option, at any particular time, means the amount, if any, by which the fair market value at that time of the securities subject to the option exceeds the exercise price of the option. For purposes of calculating the In-the-Money Amount under Section 3.1(d) hereof, (A) the fair market value of a Field Trip Share will be calculated as the two-day volume-weighted average trading price of a Field Trip Share on the TSX on the two trading days immediately prior to the Effective Date and (B) the fair market value of a Reunion Share or SpinCo Share will be calculated as the two-day volume-weighted average trading price of a Reunion Share or SpinCo Share on the TSX or TSXV, as applicable, on the first two trading days upon which the Reunion Shares or SpinCo Shares trade on the TSX or TSXV, as applicable, following the Effective Date;

(gg)	“Letter of Transmittal” means the letter of transmittal in respect of the Arrangement to be sent to the Field Trip Shareholders together with the Information Circular;

(hh)	“Option Agreement” means, with respect to an Optionee, the written agreement between Field Trip and the Optionee evidencing the terms and conditions of the Field Trip Options granted to such Optionee;

(ii)	“Option Spread” means, with respect to any Field Trip Option, Reunion Replacement Option or SpinCo Option, at any relevant time, the positive or negative difference determined by subtracting (i) the aggregate exercise price of the applicable option from (ii) the fair market value of the shares subject to such option. For purposes of calculation of Option Spread under Section 3.1(d) hereof, (A) the fair market value of a Field Trip Share will be calculated as the two day volume weighted average trading price of a Field Trip Share on the TSX on the two trading days immediately prior to the Effective Date and (B) the fair market value of a Reunion Share or SpinCo Share will be calculated as the two day volume weighted average trading price of a Reunion Share or SpinCo Share on the TSX or TSXV, as applicable, on the first two trading days upon which the Reunion Shares or SpinCo Shares trade on the TSX or TSXV, as applicable, following the Effective Date;

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

(jj)	“Optionee” means a holder of Field Trip Options and/or SpinCo Options, as the context requires;

(kk)	“Plan of Arrangement” means this plan of arrangement, as the same may be amended from time to time;

(ll)	“Reunion Replacement Option” means an option to acquire a Reunion Share to be issued by Reunion to a holder of a Field Trip Option pursuant to Section 3.1(d) of this Plan of Arrangement;

(mm)	“Reunion Shares” means the new class of common shares without par value in the capital of Field Trip, to be created pursuant to Section 3.1(c) of this Plan of Arrangement and issued to the Field Trip Shareholders pursuant to Section 3.1(e)(i) of this Plan of Arrangement, which new class of shares will be identical in every relevant respect to the Field Trip Shares, and which, for certainty, will represent the common shares in the capital of Field Trip, as constituted following the completion of the change of its corporate name pursuant to Section 3.1(b) of this Plan of Arrangement;

(nn)	“Share Distribution Record Date” means the close of business on the Business Day immediately preceding the Effective Date for the purpose of determining the Field Trip Shareholders entitled to receive Reunion Shares and SpinCo Shares pursuant to this Plan of Arrangement or such other date as the Field Trip Board may select;

(oo)	“SpinCo” means Field Trip Health & Wellness Ltd., a corporation existing under the federal laws of Canada;

(pp)	“SpinCo Optionholders” means the holders of SpinCo Options;

(qq)	“SpinCo Options” means options to acquire SpinCo Shares to be issued in accordance with the SpinCo Stock Option Plan and upon such terms as may be determined by the board of directors of SpinCo.

(rr)	“SpinCo Shareholder” means a registered or beneficial holder of SpinCo Shares, as the context requires;

(ss)	“SpinCo Shares” means the common shares without par value in the capital of SpinCo, which for greater certainty includes the 60,000,000 SpinCo Shares to be issued to Field Trip prior to the Effective Date to complete the acquisition of the Field Trip Clinics Business pursuant to the Field Trip Reorganization;

(tt)	“SpinCo Stock Option Plan” means the stock option plan to be adopted by SpinCo in accordance with the Arrangement Agreement, as the same may be modified, amended or restated from time to time;

(uu)	“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985 (5th Supp.) c.1, as amended;

(vv)	“TSX” means the Toronto Stock Exchange;

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

(ww)	“TSXV” means the TSX Venture Exchange; and

(xx)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

1.2	Interpretation Not Affected by Headings.

The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement. Unless otherwise specifically indicated, the terms “this Plan of Arrangement”, “hereof”, “hereunder” and similar expressions refer to this Plan of Arrangement as a whole and not to any particular article, section, subsection, paragraph or subparagraph and include any agreement or instrument supplementary or ancillary hereto.

1.3	Number and Gender.

Unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and words importing persons shall include firms and corporations.

1.4	Meaning.

Words and phrases used herein and defined in the CBCA shall have the same meaning herein as in the CBCA, unless the context otherwise requires.

1.5	Date for any Action.

If any date on which any action is required to be taken under this Plan of Arrangement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

1.6	Governing Law.

This Plan of Arrangement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

ARTICLE 2

ARRANGEMENT AGREEMENT

2.1	Arrangement Agreement.

This Plan of Arrangement is made pursuant and subject to the provisions of the Arrangement Agreement.

2.2	Arrangement Effectiveness.

The Arrangement and this Plan of Arrangement shall become final and conclusively binding on Field Trip, the Field Trip Shareholders (including Dissenting Shareholders), the Field Trip Warrantholders, the Field Trip Optionholders, the SpinCo Shareholders, and the SpinCo Optionholders at the Effective Time without any further act or formality as required on the part of any person, except as expressly provided herein.

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

ARTICLE 3

THE ARRANGEMENT

3.1	The Arrangement.

Commencing at the Effective Time, each of the steps, events or transactions set out below shall, except for steps, events or transactions deemed to occur concurrently with other steps, events or transactions as set out below, occur and shall be deemed to occur consecutively in ten minute intervals in the following order (or in such other manner, order or times as Field Trip and SpinCo may agree in writing) without any further act or formality (notwithstanding anything contained in the provisions attaching to any of the securities of Field Trip or SpinCo), except as otherwise provided herein:

(a)	Each Dissenting Share held by a Dissenting Shareholder shall be, and shall be deemed to have been, transferred by the holder thereof to, and acquired for cancellation, by Field Trip (free and clear of any Encumbrances), and:

(i)	such Dissenting Shareholders shall cease to be holders of such Dissenting Shares and to have any rights as Field Trip Shareholders in respect of such Dissenting Shares, other than the right to be paid fair value for such Dissenting Shares by Field Trip in accordance with Article 5 of this Plan of Arrangement;

(ii)	all such Dissenting Shares so transferred to Field Trip pursuant to this Section 3.1(a) shall be cancelled; and

(iii)	such Dissenting Shareholders’ names shall be removed from the register of holders of Field Trip Shares maintained by or on behalf of Field Trip as it relates to the Dissenting Shares so transferred.

(b)	The authorized share structure and Articles of Field Trip shall be amended to (i) change the name of Field Trip from “Field Trip Health Ltd.” to “Reunion Neuroscience Inc.”, or such other name as the Field Trip Board may determine, and (ii) re-name and re-designate the Field Trip Shares as “Class A common shares without par value”, being the Field Trip Class A Shares, and to create special rights and restrictions attached thereto to provide the holders thereof with two (2) votes in respect of each Field Trip Class A Share held, and, concurrently therewith, outside of and not as part of this Plan of Arrangement, the Field Trip Class A Shares will be represented for listing purposes on the TSX by the continued listing of the Field Trip Shares.

(c)	In conjunction with the reorganization of the capital of Field Trip contemplated in this Section 3.1, the authorized share structure and Articles of Field Trip shall be amended to create and authorize the issuance of (in addition to the shares it is authorized to issue immediately before such amendment) an additional class of shares to be designated as “Common Shares without par value”, being the Reunion Shares, which shares shall be unlimited in number and have terms and special rights and restrictions identical to those of the Field Trip Shares immediately prior to giving effect to Section 3.1(b) of this Plan of Arrangement.

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

(d)	To the extent any Field Trip Options are not already subject to the below terms, each Field Trip Option to acquire one (1) Field Trip Share outstanding immediately prior to this 3.1(d) shall be, and shall be deemed to be, simultaneously surrendered and transferred by the Optionee thereof to Field Trip (free and clear of any Encumbrances) and exchanged for, as the sole consideration therefor, one (1) Reunion Replacement Option to acquire one (1) Reunion Share having an exercise price (rounded up to the nearest cent) equal to the exercise price of the Field Trip Option so exchanged immediately before the exchange of such Field Trip Option multiplied by the proportion which the two day volume-weighted average trading price of a Reunion Share on the TSX on the first two trading days upon which the Reunion Shares trade on the TSX following the Effective Date is of the aggregate of the two day volume-weighted average trading price of a Reunion Share and SpinCo Share on the TSX or TSXV, as applicable, on the first two trading days upon which the Reunion Shares and SpinCo Shares trade on the TSX or TSXV, as applicable, following the Effective Date; and 0.85983356 of a SpinCo Option, with each whole SpinCo Option entitling the holder thereof to acquire one (1) SpinCo Share having an exercise price (rounded up to the nearest cent) equal to the exercise price of the Field Trip Option so exchanged immediately before the exchange of such Field Trip Option multiplied by the proportion which the two day volume-weighted average trading price of a Spinco Share on the TSXV on the first two trading days upon which the Spinco Shares trade on the TSXV following the Effective Date is of the aggregate of the two day volume-weighted average trading price of a Reunion Share and SpinCo Share on the TSX or TSXV, as applicable, on the first two trading days upon which the Reunion Shares and SpinCo Shares trade on the TSX or TSXV, as applicable following the Effective Date, provided that, for greater certainty:

(i)	the exercise prices for such Reunion Replacement Option and SpinCo Option shall be adjusted to the extent required to ensure that (A) neither the aggregate In-the-Money Amount nor the aggregate Option Spread of the Reunion Replacement Option and 0.85983356 of the SpinCo Option immediately after the exchange exceeds the In-the-Money-Amount and Option Spread of the Field Trip Option so exchanged immediately before the exchange of such Field Trip Option and (B) solely in the case of Optionees who are U.S. taxpayers, the ratio of the exercise price to the Fair Market Value of the Reunion Share or SpinCo Share, as applicable, is not more favorable to the Optionee than the ratio of the exercise price to the Fair Market Value of a Field Trip Share immediately prior to the Effective Time;

(ii)	the holder of a Reunion Replacement Option or SpinCo Option will receive no consideration other than the Reunion Replacement Option and SpinCo Option in respect of the transfer of the Field Trip Option pursuant to this Section 3.1(d);

(iii)	no Reunion Replacement Option or SpinCo Option will be exercisable until after the date that is after five trading days following the date the Reunion Shares appear on the TSX’s publicly disseminated trading list;

(iv)	the Options so transferred to Field Trip pursuant to this Section 3.1(d) shall be cancelled.

It is intended that subsection 7(1.4) of the Tax Act apply to the exchange of Field Trip Options and that, in the case of an Optionee subject to United States federal income taxation, such exchange also satisfy the relevant requirements of Section 409A or 424 of the United States Internal Revenue Code of 1986, as amended, and corresponding United States Treasury Regulations. Therefore, in the event that the aggregate In-the-Money Amount in respect of a Reunion Replacement Option and 0.85983356 of a SpinCo Option immediately after the exchange exceeds the Field Trip Option In-the-Money Amount in respect of the Field Trip Option so exchanged immediately before the exchange, the exercise price of the Reunion Replacement Option and/or the SpinCo Option will be adjusted accordingly with effect at and from the Effective Time to ensure that the aggregate of the Reunion Replacement Option In-the-Money Amount and the SpinCo In-the-Money Amount does not exceed the In-The Money Amount in respect of the Field Trip Option. The parties are authorized to make any amendments or adjustments to the Plan of Arrangement they consider necessary to satisfy subsection 7(1.4) of the Tax Act and sections 409A and 424 of the Internal Revenue Code.

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

(e)	Pursuant to the reorganization of the capital of Field Trip contemplated in this Section 3.1, all Field Trip Class A Shares outstanding immediately after giving effect to Section 3.1(b) of this Plan of Arrangement shall be, and shall be deemed to be, simultaneously surrendered and transferred by the holder thereof to Field Trip (free and clear of any Encumbrances), and in sole exchange therefor Field Trip shall:

(i)	issue to the Field Trip Shareholders one (1) Reunion Share for each Field Trip Class A Share so exchanged; and

(ii)	subject to Section 3.2 of this Plan of Arrangement, distribute to the Field Trip Shareholders, as a reduction of stated capital and paid-up capital of the Field Trip Class A Shares, 0.85983356 of a SpinCo Share held by Field Trip (other than any SpinCo Share set aside pursuant to Section 5.3) for each Field Trip Class A Share so exchanged;

and:

(iii)	such Field Trip Shareholders shall cease to be holders of such Field Trip Class A Shares or have any rights as holders of Field Trip Class A Shares and shall be removed from the register of holders of Field Trip Class A Shares maintained by or on behalf of Field Trip;

(iv)	all such Field Trip Class A Shares so transferred to Field Trip pursuant to this Section 3.1(e) shall be cancelled;

(v)	such Field Trip Shareholders’ names shall be added to the register of holders of Reunion Shares maintained by or on behalf of Field Trip;

(vi)	Field Trip shall cease to be a holder of the SpinCo Shares distributed pursuant to Section 3.1(e)(ii) of this Plan of Arrangement and shall be removed, in respect of the SpinCo Shares so distributed, from the register of holders of SpinCo Shares maintained by or on behalf of SpinCo; and

(vii)	such Field Trip Shareholders’ names shall be added as holders to the register of holders of SpinCo Shares maintained by or on behalf of SpinCo, and in connection therewith, the balance in the capital account maintained by Field Trip in respect of the Field Trip Class A Shares shall be reduced to nil and the balance of the capital account maintained by Field Trip in respect of the Reunion Shares shall be increased by an amount equal to the “paid-up capital”(as determined for purposes of the Tax Act) of the Field Trip Class A Shares immediately prior to this Section 3.1(e) minus the fair market value of the SpinCo Shares distributed pursuant to this Section 3.1(e). For greater certainty, the exchange of Field Trip Class A Shares for Reunion Shares and the SpinCo Shares pursuant to this Section 3.1(e)is intended to be governed by Section 86 of the Tax Act.

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

(f)	Concurrently with Section 3.1(e) of this Plan of Arrangement, each Field Trip Warrant outstanding immediately prior to this Section 3.1(f) shall be deemed to be simultaneously amended to entitle the Field Trip Warrantholder to receive, upon due exercise of the Field Trip Warrant, for the original exercise price:

(i)	one (1) Reunion Share for each Field Trip Share that was issuable upon due exercise of the Field Trip Warrant immediately prior to this Section 3.1(f); and

(ii)	0.85983356 of a SpinCo Share for each Field Trip Share that was issuable upon due exercise of a Field Trip Warrant immediately prior to this Section 3.1(f).

(g)	The authorized share structure and Articles of Field Trip shall be amended by eliminating the Field Trip Class A Shares and deleting the special rights and restrictions attached thereto, such that, following such amendment, Field Trip will be authorized to issue an unlimited number of Reunion Shares.

(h)	The Reunion Shares will be consolidated on the basis of one post-consolidation Reunion Share for a number between 1 and 5 pre-consolidation Reunion Shares, which number will be determined by Field Trip in advance of the Effective Date in its sole discretion.

3.2	No Fractional Shares.

Notwithstanding any other provision of this Plan of Arrangement, (i) no fractional SpinCo Shares will be distributed by Field Trip pursuant to Section 3.1(e)(ii) of this Plan of Arrangement, and (ii) no fractional SpinCo Shares will be distributed by Field Trip or SpinCo upon the exercise of Field Trip Warrants, Reunion Options, or SpinCo Options following the Effective Time. If a Field Trip Shareholder, Field Trip Warrantholder, Field Trip Optionholder, or SpinCo Optionholder, as the case may be, would, but for this Section 3.2, otherwise be entitled under this Plan of Arrangement to receive a fractional Reunion Share or a fractional SpinCo Share, as applicable, the number of Reunion Shares or SpinCo Shares, as applicable, actually distributable to such Field Trip Shareholder, Field Trip Warrantholder, Field Trip Optionholder, or SpinCo Optionholder, as the case may be, shall, notwithstanding any other provision of this Plan of Arrangement or the certificate or instrument evidencing the Field Trip Warrants, be rounded down to the next lower whole number, and the fractional entitlement shall be cancelled without any compensation or other consideration therefor. For greater certainty, in calculating such fractional interests, all fractional entitlements of any particular Field Trip Shareholder, Field Trip Warrantholder, Field Trip Optionholder, or SpinCo Optionholder, as the case may be, shall be aggregated prior to rounding.

3.3	Deemed Fully Paid and Non-Assessable Shares.

All Reunion Shares, Field Trip Class A Shares, and SpinCo Shares issued pursuant hereto shall be deemed to be validly issued and outstanding as fully paid and non-assessable shares for all purposes of the CBCA.

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

3.4	Supplementary Actions.

Notwithstanding that the transactions and events set out in Section 3.1 shall occur and shall be deemed to occur in the chronological or concurrent order therein set out without any act or formality, each of Field Trip and SpinCo shall be required to make, do and execute or cause and procure to be made, done and executed all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may be required to give effect to, or further document or evidence, any of the transactions or events set out in Section 3.1, including, without limitation, any resolutions of directors authorizing the issue, transfer or redemption of shares, any share transfer powers evidencing the transfer of shares and any receipt therefor, any necessary additions to or deletions from share registers, and agreements for stock options.

3.5	Withholding.

Each of Field Trip, SpinCo and the Depositary shall be entitled to deduct and withhold from any cash payment or any issue, transfer or distribution of Reunion Shares or SpinCo Shares made pursuant to this Plan of Arrangement such amounts as may be required to be deducted and withheld pursuant to the Tax Act or any other applicable law, and any amount so deducted and withheld will be deemed for all purposes of this Plan of Arrangement to be paid, issued, transferred or distributed to the person entitled thereto under the Plan of Arrangement, provided such amount is remitted to the appropriate governmental authority. Without limiting the generality of the foregoing, any Reunion Shares or SpinCo Shares so deducted and withheld may be sold on behalf of the person entitled to receive them for the purpose of generating cash proceeds, net of brokerage fees and other reasonable expenses, sufficient to satisfy all remittance obligations relating to the required deduction and withholding, and any cash remaining after such remittance shall be paid to the person forthwith.

3.6	No Liens.

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any liens, restrictions, adverse claims or other claims of third parties of any kind.

3.7	U.S. Securities Law Matters.

The Court is advised that the Arrangement will be carried out with the intention that the Reunion Shares, SpinCo Shares, Reunion Replacement Options and Spinco Options delivered or deemed to be delivered upon completion of the Arrangement to the Field Trip Shareholders, Field Trip Optionholders and Spinco Optionholders on completion of the Arrangement will be issued in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) of the U.S. Securities Act.

ARTICLE 4

CERTIFICATES

4.1	Field Trip Class A Shares.

Recognizing that the Field Trip Shares shall be renamed and redesignated as Field Trip Class A Shares pursuant to Section 3.1(b) and that the Field Trip Class A Shares shall be exchanged for Reunion Shares pursuant to Section 3.1(e), Field Trip shall not issue replacement share certificates representing the Field Trip Class A Shares.

4.2	SpinCo Share Certificates.

As soon as practicable following the Effective Date, Field Trip or SpinCo shall deliver or cause to be delivered to the Depositary certificates representing the SpinCo Shares required to be distributed to the registered Field Trip Shareholders as at immediately prior to the Effective Time in accordance with the provisions of Section 3.1(e) of this Plan of Arrangement, which certificates shall be held by the Depositary as agent and nominee for such holders for distribution thereto in accordance with the provisions of Section 6.1hereof.

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

4.3	Reunion Share Certificates.

As soon as practicable following the Effective Date, Field Trip shall deliver or cause to be delivered to the Depositary certificates representing the Reunion Shares required to be issued to registered Field Trip Shareholders as at immediately prior to the Effective Time in accordance with the provisions of Section 3.1(e) of this Plan of Arrangement, which certificates shall be held by the Depositary as agent and nominee for such holders for distribution thereto in accordance with the provisions of Section 6.1 hereof.

4.4	Interim Period.

Any Field Trip Shares traded after the Share Distribution Record Date will represent Reunion Shares as of the Effective Date and shall not carry any rights to receive SpinCo Shares.

ARTICLE 5

RIGHTS OF DISSENT

5.1	Dissent Right.

Registered holders of Field Trip Shares may exercise Dissent Rights with respect to their Field Trip Shares in connection with the Arrangement pursuant to the Interim Order and in the manner set forth in the Dissent Procedures, as they may be amended by the Interim Order, Final Order or any other order of the Court, and provided that such dissenting Shareholder delivers a written notice of dissent to Field Trip at least two (2) Business Days before the day of the Field Trip Meeting or any adjournment or postponement thereof.

5.2	Dealing with Dissenting Shares.

Field Trip Shareholders who duly exercise Dissent Rights with respect to their Dissenting Shares and who:

(a)	are ultimately entitled to be paid fair value for their Dissenting Shares by Field Trip shall be deemed to have transferred their Dissenting Shares to Field Trip for cancellation as of the Effective Time pursuant to Section 3.1(a); or

(b)	for any reason are ultimately not entitled to be paid for their Dissenting Shares, shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting Field Trip Shareholder and shall receive Reunion Shares and SpinCo Shares on the same basis as every other non- dissenting Field Trip Shareholder, but in no case shall Field Trip be required to recognize such persons as holding Field Trip Shares on or after the Effective Date.

5.3	Reservation of SpinCo Shares.

If a Field Trip Shareholder exercises Dissent Rights, Field Trip shall, on the Effective Date, set aside and not distribute that portion of the SpinCo Shares which is attributable to the Field Trip Shares for which Dissent Rights have been exercised. If the dissenting Field Trip Shareholder is ultimately not entitled to be paid for their Dissenting Shares, Field Trip shall distribute to such Field Trip Shareholder his or her pro rata portion of the SpinCo Shares. If a Field Trip Shareholder duly complies with the Dissent Procedures and is ultimately entitled to be paid for their Dissenting Shares, then Field Trip shall retain the portion of the SpinCo Shares attributable to such Field Trip Shareholder and such shares will be dealt with as determined by the Field Trip Board in its discretion.

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

ARTICLE 6

DELIVERY OF SHARES

6.1	Delivery of Shares.

(a)	Upon surrender to the Depositary for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Field Trip Shares, together with a duly completed and executed Letter of Transmittal and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate will be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, a certificate representing the Reunion Shares and a certificate representing the SpinCo Shares that such holder is entitled to receive in accordance with Section 3.1 hereof.

(b)	After the Effective Time and until surrendered for cancellation as contemplated by Section 6.1(a) hereof, each certificate that immediately prior to the Effective Time represented one or more Field Trip Shares shall be deemed at all times to represent only the right to receive in exchange therefor a certificate representing the Reunion Shares and a certificate representing the SpinCo Shares that such holder is entitled to receive in accordance with Section 3.1 hereof.

6.2	Lost Certificates.

If any certificate that immediately prior to the Effective Time represented one or more outstanding Field Trip Shares that were exchanged for Reunion Shares and SpinCo Shares in accordance with Section 3.1 hereof, shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the Reunion Shares and SpinCo Shares that such holder is entitled to receive in accordance with Section 3.1 hereof. When authorizing such delivery of Reunion Shares and SpinCo Shares that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom such securities are to be delivered shall, as a condition precedent to the delivery of such Reunion Shares and SpinCo Shares, give a bond satisfactory to Field Trip, SpinCo and the Depositary in such amount as Field Trip, SpinCo and the Depositary may direct, or otherwise indemnify Field Trip, SpinCo and the Depositary in a manner satisfactory to Field Trip, SpinCo and the Depositary, against any claim that may be made against Field Trip, SpinCo or the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise take such actions as may be required by the Articles of Field Trip.

6.3	Distributions with Respect to Unsurrendered Certificates.

No dividend or other distribution declared or made after the Effective Time with respect to Reunion Shares or SpinCo Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Field Trip Shares unless and until the holder of such certificate shall have complied with the provisions of Section 6.1 or Section 6.2 hereof. Subject to applicable law and to Section 3.5 hereof, at the time of such compliance, there shall, in addition to the delivery of the Reunion Shares and SpinCo Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such Reunion Shares and/or SpinCo Shares, as applicable.

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

6.4	Limitation and Proscription.

To the extent that a former Field Trip Shareholder shall not have complied with the provisions of Section 6.1 or Section 6.2 hereof, as applicable, on or before the date that is six (6) years after the Effective Date (the “Final Proscription Date”), then the Reunion Shares and SpinCo Shares that such former Field Trip Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the Reunion Shares and SpinCo Shares to which such Field Trip Shareholder was entitled, shall be delivered to SpinCo (in the case of the SpinCo Shares) or Field Trip (in the case of the Reunion Shares) by the Depositary and certificates representing such Reunion Shares and SpinCo Shares shall be cancelled by Field Trip and SpinCo, as applicable, and the interest of the former Field Trip Shareholder in such Reunion Shares and SpinCo Shares or to which it was entitled shall be terminated as of such Final Proscription Date. For greater certainty, any amounts for dividends or distributions related to such Reunion Shares and SpinCo Shares being held by the Depositary in accordance with Section 6.3 shall be surrendered and returned to Reunion or SpinCo, as applicable, without interest concurrent with the cancellation of any entitlement to receive such Reunion Shares and SpinCo Shares pursuant to this Section 6.4.

6.5	Paramountcy.

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Field Trip Shares, Field Trip Warrants and Field Trip Options issued prior to the Effective Time; and (ii) the rights and obligations of the registered holders of Field Trip Shares, Field Trip Warrants, Field Trip Options, SpinCo, the Depositary and any transfer agent or other depositary therefor, shall be solely as provided for in this Plan of Arrangement.

ARTICLE 7

AMENDMENTS & WITHDRAWAL

7.1	Amendments.

Field Trip and SpinCo reserve the right to amend, modify and/or supplement this Plan of Arrangement from time to time at any time prior to the Effective Time provided that any such amendment, modification or supplement must be contained in a written document that is filed with the Court and, if made following the Field Trip Meeting, approved by the Court.

7.2	Amendments Made Prior to or at the Field Trip Meeting.

Any amendment, modification or supplement to this Plan of Arrangement, if agreed upon by Field Trip and SpinCo, may be proposed by Field Trip and SpinCo at any time prior to or at the Field Trip Meeting with or without any prior notice or communication, and if so proposed and accepted by the Field Trip Shareholders voting at the Field Trip Meeting, shall become part of this Plan of Arrangement for all purposes.

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

7.3	Amendments Made After the Field Trip Meeting.

Any amendment, modification or supplement to this Plan of Arrangement, if agreed upon by Field Trip and SpinCo, may be proposed by Field Trip and SpinCo after the Field Trip Meeting but prior to the Effective Time and any such amendment, modification or supplement which is approved by the Court following the Field Trip Meeting shall be effective and shall become part of the Plan of Arrangement for all purposes. Notwithstanding the foregoing, any amendment, modification or supplement to this Plan of Arrangement may be made following the granting of the Final Order unilaterally by Field Trip, provided that it concerns a matter which, in the reasonable opinion of Field Trip and SpinCo, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of any Field Trip Shareholder, SpinCo Shareholder, or holder of Field Trip Warrants.

7.4	Withdrawal.

Notwithstanding any prior approvals by the Court or by the Field Trip Shareholders, the Field Trip Board may decide not to proceed with the Arrangement and to revoke the Arrangement Resolution at any time prior to the Effective Time, without further approval of, or notice to, the Court or the Field Trip Shareholders.

[Remainder of page intentionally left blank.]

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

SCHEDULE “A”

ARRANGEMENT RESOLUTION

“BE IT RESOLVED, AS A SPECIAL RESOLUTION THAT:

1.	The arrangement (the “Arrangement”) under Section 192 of the Canada Business Corporations Act (the “CBCA”) involving Field Trip Health Ltd., a corporation incorporated pursuant to the federal laws of Canada (“Field Trip”), its shareholders and Field Trip Health & Wellness Ltd., a corporation incorporated pursuant to the federal laws of Canada (“SpinCo”), all as more particularly described and set forth in the management information circular (the “Information Circular”) of Field Trip dated •, 2022 accompanying the notice of meeting (as the Arrangement may be, or may have been, modified or amended in accordance with the terms of the Arrangement Agreement and the Plan of Arrangement, each as defined below), be and is hereby authorized, approved and adopted.

2.	The plan of arrangement (the “Plan of Arrangement”), implementing the Arrangement, the full text of which is appended to the Information Circular (as the Plan of Arrangement may be, or may have been, modified or amended in accordance with its terms), be and is hereby authorized, approved and adopted.

3.	The amended and restated arrangement agreement (the “Arrangement Agreement”) between Field Trip and SpinCo dated May 18, 2022 and all the transactions contemplated therein, the actions of the directors of Field Trip in approving the Arrangement and the actions of the directors and officers of Field Trip in executing and delivering the Arrangement Agreement and any amendments thereto, be and are hereby confirmed, ratified, authorized and approved.

4.	Notwithstanding that this resolution has been passed (and the Arrangement approved and agreed to) by the shareholders of Field Trip or that the Arrangement has been approved by the Ontario Superior Court of Justice (Commercial List), the directors of Field Trip be and are hereby authorized and empowered, without further notice to, or approval of, the shareholders of Field Trip:

(a)	to amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; and

(b)	subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement at any time prior to the Effective Time (as defined in the Arrangement Agreement).

5.	Any one director or officer of Field Trip be and is hereby authorized and directed, for and on behalf and in the name of Field Trip, to execute and deliver, whether under the corporate seal of Field Trip or otherwise, all such deeds, instruments, assurances, agreements, forms, waivers, notices, certificates, confirmations and other documents and to do or cause to be done all such other acts and things as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, including:

(a)	all actions required to be taken by or on behalf of Field Trip, and all necessary filings and obtaining the necessary approvals, consents and acceptances of appropriate regulatory authorities; and

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

(b)	the signing of the certificates, consents and other documents or declarations required under the Arrangement Agreement or otherwise to be entered into by Field Trip;

such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.”

Electronically issued / Délivré par voie électronique : 29-Jun-2022	Court File No./N° du dossier du greffe : CV-22-00681073-00CL
Toronto Superior Court of Justice / Cour supérieure de justice

IN THE MATTER OF AN APPLICATION under section 192 of the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended

AND IN THE MATTER OF AN APPLICATION under Rule 14.05(2) of the Rules of Civil Procedure

AND IN THE MATTER OF A PROPOSED ARRANGEMENT OF FIELD TRIP HEALTH LTD.

FIELD TRIP HEALTH LTD.

Applicant

Court File No. CV-22-00681073-00CL

ONTARIO
SUPERIOR COURT OF JUSTICE
(COMMERCIAL LIST)

PROCEEDING COMMENCED AT
TORONTO

FINAL ORDER

BENNETT JONES LLP
3400 One First Canadian Place
P.O. Box 130
Toronto ON M5X 1A4

Alan Gardner (#41479N)
Telephone: (416) 777-6231
Email:	gardnera@bennettjones.com

Joseph N. Blinick (#64325B)
Telephone: (416) 777-4828
Email:	blinickj@bermettjones.com

Fax: (416) 863-1716

Lawyers for the Applicant/Moving Party,
Field Trip Health Ltd.

Certificate of Amendment Loi canadienne sur les sociétés par actions Canada Business Corporations Act Certificat de modification Field Trip Health Ltd. 1238483-3 Corporate name / Dénomination sociale Corporation number / Numéro de société Raymond Edwards Date of amendment (YYYY-MM-DD) Date de modification (AAAA-MM-JJ) Director / Directeur 2020-10-05 I HEREBY CERTIFY that the articles of the above-named corporation are amended under section 178 of the Canada Business Corporations Act as set out in the attached articles of amendment. JE CERTIFIE que les statuts de la société susmentionnée sont modifiés aux termes de l’article 178 de la Loi canadienne sur les sociétés par actions, tel qu’il est indiqué dans les clauses modificatrices ci-jointes.

Form 4 Canada Business Corporations Act (CBCA) (s. 27 or 177) Formulaire 4 Loi canadienne sur les sociétés par actions (LCSA) (art. 27 ou 177) Articles of Amendment Clauses modificatrices Corporate name Dénomination sociale 1 Field Trip Health Ltd. Corporation number Numéro de la société 2 1238483-3 The articles are amended as follows Les statuts sont modifiés de la façon suivante 3 ON The corporation changes the province or territory in Canada where the registered office is situated to: La province ou le territoire au Canada où est situé le siège social est modifié pour : Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250 (1) of the CBCA). Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA). You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049. Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049. Ronan Levy 416-505-0929 Ronan Levy Original signed by / Original signé par 4 Declaration: I certify that I am a director or an officer of the corporation. Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société. IC 3069 (2008/04)

Certificate of Continuance Loi canadienne sur les sociétés par actions Canada Business Corporations Act Certificat de prorogation Field Trip Health Ltd. 1238483-3 Corporate name / Dénomination sociale Corporation number / Numéro de société Raymond Edwards Date of Continuance (YYYY-MM-DD) Date de prorogation (AAAA-MM-JJ) Director / Directeur 2020-10-01 JE CERTIFIE que la société susmentionnée, dont les clauses de prorogation sont jointes, est prorogée en vertu de l’article 187 de la Loi canadienne sur les sociétés par actions (LCSA). I HEREBY CERTIFY that the above-named corporation, the articles of continuance of which are attached, is continued under section 187 of the Canada Business Corporations Act (CBCA).

Form 11 Formulaire 11 Articles of Continuance Clauses de prorogation Canada Business Corporations Act (CBCA) (s. 187) Loi canadienne sur les sociétés par actions (LCSA) (art. 187) Field Trip Health Ltd. AB See attached schedule / Voir l’annexe ci-jointe None None Not Applicable / Sans objet See attached schedule / Voir l’annexe ci-jointe 1 3 4 5 7 8 Corporate name Dénomination sociale The province or territory in Canada where the registered office is situated La province ou le territoire au Canada où est situé le siège social The classes and the maximum number of shares that the corporation is authorized to issue Catégories et le nombre maximal d’actions que la société est autorisée à émettre Restrictions on share transfers Restrictions sur le transfert des actions Minimum and maximum number of directors Nombre minimal et maximal d’administrateurs Restrictions on the business the corporation may carry on Limites imposées à l’activité commerciale de la société If change of name effected, previous name S’il y a changement de dénomination sociale, indiquer la dénomination sociale antérieure Details of incorporation Détails de la constitution Other Provisions Autres dispositions Min. 3 Max. 15 See attached schedule / Voir l’annexe ci-jointe 6 2 (2) (1) Joseph del Moral 9 Original signed by / Original signé par Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société se prorogeant sous le régime de la LCSA. Declaration: I certify that I am a director or an officer of the company continuing into the CBCA. Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250(1) of the CBCA). Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA). You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049. Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049. IC 3247 (2008/04) Joseph del Moral

SCHEDULE OF SHARE CAPITAL

The Corporation is authorized to issue:

(a) One class of shares, to be designated as “Common Shares”, in an unlimited number; and

(b) One class of shares, to be designated as “Preferred Shares”, issuable in series, in an unlimited number;

such shares having attached thereto the following rights, privileges, restrictions and conditions:

1. Common Shares

The Common Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(i) the right to one vote at all meetings of shareholders of the Corporation, except meetings at which only holders of a specified class of shares are entitled to vote;

(ii) subject to the prior rights and privileges attaching to any other class of shares of the Corporation, the right to receive any dividend declared by the Corporation; and

(iii) subject to the prior rights and privileges attaching to any other class of shares of the Corporation, the right to receive the remaining property and assets of the Corporation upon dissolution.

2. Preferred Shares

The Preferred Shares shall have attached thereto the following rights, privileges, restrictions and conditions:

(i) the Preferred Shares may at any time and from time to time be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be determined by resolution of the directors of the Corporation; and

(ii) subject to the provisions of the Canada Business Corporations Act, the directors of the Corporation may by resolution fix from time to time before the issue thereof the designation, rights, privileges, restrictions and conditions attaching to each series of the Preferred Shares.

SCHEDULE OF OTHER PROVISIONS

The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual meeting of the Corporation.